JOINT VENTURE AGREEMENT

DATE:  August 24, 2004

PARTIES:

Trans Max Technologies, Inc.
7473 West Lake Mead Boulevard,
Las Vegas, Nevada 89128

ADAPTIVE PROPULSION SYSTEMS, LLC
16633 Ventura Blvd.
Sixth Floor
Encino, CA 91436

This Agreement is made this 24th day of August, 2004, to be effective August 24, 2004, by and between Trans Max Technologies, Inc. (hereinafter Trans Max) and Adaptive Propulsion Systems, LLC (hereinafter Adaptive) for the development, production and marketing of vehicular Water Air Machines (WAM) in various locations worldwide.

Recitals

Trans Max, a Nevada corporation, is primarily engaged in developing water production technology.

Adaptive is seeking water production technologies for potential military use.

Trans Max is seeking to market its water producing technologies (hereinafter the Technology) for potential commercial uses.

Adaptive and Trans Max are desirous of entering into a relationship by way of this Joint Venture Agreement wherein Adaptive will assist Trans Max in the improvement, marketing and sales of Trans Max’s invention (hereinafter WAM) for military and commercial uses.

All of the above recitals are hereby made an integral part of this Agreement and shall have substantive effect in interpreting the provisions of this Agreement.

Terms and Conditions

Whereas, Adaptive represents that it possesses the skill and ability to use the Technology to further develop WAM, build prototypes, test and upgrade WAM and market it for military use, contemporaneously with Trans Max marketing the technology for commercial non-military uses, and where it is deemed to the mutual benefit of Adaptive and Trans Max to enter into this Agreement upon the terms and conditions set forth.

now therefore, in consideration for the mutual covenants and promises herein contained, the undersigned hereby agree to the following:

Relationship Between Adaptive and Trans Max

Adaptive will finance the further development of WAM (Water Air Machine), including design for integration or retrofitting into military vehicles, building one or more prototypes, testing and marketing WAM to the military of the United States and the military of all NATO countries (hereinafter the Military).

Adaptive will expend its best efforts to improve and optimize WAM performance and its production including optimization of specifics such as, but not limited to: process flow, heat capture, heat exchanger, water disinfection, improvement and optimization of absorbent performance.

Adaptive will develop and incorporate a security system for WAM to reduce the risk of unauthorized reverse engineering.  This might include microprocessors, memory, circuit boards or software that are “zero-ized” whenever they are tampered with.

Adaptive will undertake modifications of WAM to allow for maximum promotion, marketing and sales.

Trans Max ill grant Adaptive the exclusive right to use the Technology for the Military. Trans Max will keep the exclusive rights to WAM, including any patentable rights that may be developed by Adaptive.  Trans Max will retain ownership of all of the technology, including upgrades, developments and modifications by Adaptive.

Trans Max will retain the right to sell the Technology commercially for non-military purposes.

Trans Max shall receive twenty percent (20%) of the gross revenue from the sales of WAM to the Military by Adaptive.  Adaptive shall receive five percent (5%) of the gross revenue from commercial non-Military sales of WAM by Trans Max.

The terms of this Agreement shall last for a period of twenty (20) years unless terminated by joint agreement of the Parties or pursuant to the terms of this Agreement and will be renewable for additional twenty-year periods upon agreement of the parties.  This Agreement and any renewals shall be exclusive.

Automatic renewal language to be inserted upon receipt of language from Adaptive as briefly discussed with Adaptive President.  This will be essentially the same language as used in the Adaptive - Aero Marine agreement.

Trans Max and Adaptive will use their best efforts to perform their duties and responsibilities pursuant to this Agreement.

Trans Max will, within thirty (30) days of the execution of this Agreement, provide to Adaptive the Technology, including all information, data, schematics, files, etc. regarding WAM.

Adaptive will, within sixty (60) days of the execution of this Agreement, present a plan of execution which includes a statement as to whether or not Adaptive wishes to continue with the development of WAM.

Within ninety (90) days of the execution of this Agreement, Adaptive will make a decision as to whether to continue with the development of WAM.  If not, Adaptive will return to Trans Max the Technology and all of the data and technology developed up to the point at which Adaptive ceases to be involved in the development of WAM. Any technologies developed by this Joint Venture shall belong solely to Trans Max.

If Adaptive desires to continue with the development of WAM, then in Adaptive’s shop, and at Adaptive’s expense, Adaptive will design suitable military applications; such military applications may also have commercial applications that are to be exploited by Trans Max.  Adaptive will bring on at its expense appropriately skilled engineers and managers, if not presently on staff, as full time employees to help develop WAM as well as eliciting further assistance from existing academia relationships as may be required.  Adaptive shall be responsible for the organization and execution of all the testing and marketing of WAM free of charge for Trans Max, while working toward the development of systems for military vehicles and other military related applications.

If Adaptive reaches a point where it is determined that the military application of WAM will not work or is not feasible, Adaptive may terminate this Agreement and there will be no liabilities between the parties, as long as all existing and new intellectual property, technologies and information is returned to Trans Max.

Trans Max agrees not to release any publicity concerning any part of this Agreement, other than press releases approved in advance by Adaptive.

Non-Competition

During the term of this Agreement, neither Adaptive nor Trans Max, nor any person employed or engaged by Adaptive or Trans Max to fulfill its duties under this Agreement, shall, directly or indirectly, compete with this Agreement in the promotion, marketing, sales and production of Trans Max technology. The term “indirectly,” as used above, includes acting as a paid or unpaid director, officer, agent, employee of, or consultant to any enterprise, or acting as a proprietor or an enterprise, or holding any direct or indirect participation in any enterprise as an owner, partner, limited partner, joint venture, shareholder or creditor. This provision shall not be construed to affect either parties performance under this agreement.

Neither Trans Max nor persons employed or engaged by Trans Max to fulfill its duties under this Agreement shall, directly or indirectly, disclose or use at any time, whether during the term of this Agreement or after its expiration or termination, any confidential information, knowledge or data relating to Adaptive’ business or the products, technology and process of which Trans Max or its employees, agents or contractors become aware in the course of their activities under this Agreement.  Such information, knowledge or data includes, but is not limited to, client and customer lists, sale files or records, price information, Product specifications, trademark files or records, and warranty claims or reports, mailing lists and good will or other intangible property used or useful in connection with the business of the company signing this Agreement.

Neither Adaptive nor persons employed or engaged by Adaptive to fulfill its duties under this Agreement shall, directly or indirectly, disclose or use at any time, whether during the term of this Agreement or after its expiration or termination, any confidential information, knowledge or data relating to Trans Max business or the products, technology and process of which Adaptive or its employees, agents or contractors become aware in the course of their activities under this Agreement.  Such information, knowledge or data includes, but is not limited to, client and customer lists, sale files or records, price information, Product specifications, trademark files or records, and warranty claims or reports, mailing lists and good will or other intangible property used or useful in connection with the business of the company signing this Agreement.

If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included in this Agreement, or shall find that the term or geographic scope of one or more of the separate covenants is unreasonably broad, the parties shall use their best good faith efforts to attempt to agree on a valid provision which shall be a reasonable substitute for the invalid provision.  The reasonableness of the substitute provision shall be considered in light of the purpose of the covenants and the reasonable interests of the parties signing this Agreement.  The substitute provision, then the invalid or unreasonably broad provision shall be deemed deleted or modified to the minimum extent necessary to permit enforcement.

Confidentiality:  Non-disclosure

The parties understand that each party may have access to customer lists, credit information, customer contracts, trade secrets, research data, drawings, product specifications, warranty information, production processes, supply sources, supply contracts, plans, models, sales data, cost, price and other financial information, and other materials of the other party and its customers and suppliers as they may exist from time to time.  The parties agree that such information and materials are valuable and unique assets of each party’s business and that disclosure of such items would be detrimental to the other party.  Each party, therefore, agrees:

The parties will not at any time, or in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever, any information of any kind, nature or description concerning any matters affecting or relating to the business of the other party, including without limiting the generality of foregoing the names of any of its customers, the prices it obtains or has obtained or at which it sells or has sold its products or at which it buys or has bought materials, components or other supplies, the methods or processes of production or manufacture of its products or any other information of, about or concerning the business of the other party, its relations with its employees, and its manner of operation, its plans, or other data of any kind, nature or description, the parties hereby stipulating that as between them the same are important, material, confidential and are trade secrets and gravely affect the effective and successful conduct of the business of the other party and its goodwill, and that any breach of the terms of this section is a material breach hereof.

During and after the term of this Agreement, not to take, without the written consent of the other party, any notes, reports, calculations, plans, models, sales data, papers, drawings, documents, contracts, customer and supplier lists, diaries, phone information, trade secrets, research data, production processes, product specifications, blueprints, correspondence, memoranda, or other written records or materials belonging to the other party or in its possession.  Both parties also covenant and warrant not to take any computer diskettes, magnetic tapes or other storage media in any tangible form containing such information.  Upon termination of this Agreement, each party shall immediately deliver all the materials described in this paragraph to the other party.

Neither the receiving party nor any employee of the receiving party nor any outside consultant to whom said items are disclosed shall be liable to the disclosing party under this Agreement for use or disclosure to others of the items or information pertaining thereto disclosed to any of them if the same:

Was published or in the public domain on or before the date of this Agreement or at the time disclosed or used: or

Was known to or otherwise belonged to the receiving party on or before the date of this Agreement: or

Is disclosed by the receiving party inadvertently despite the exercise of the same degree of care as the receiving party takes to preserve its own proprietary information: or

Is disclosed or used by the receiving party after three (3) years from the date of this Agreement.

This non-disclosure and confidentiality covenant shall not affect Trans Max or Adaptive or their assigns from making normal-course disclosures pursuant to SEC regulations or from issuing press releases or from providing such information as may be necessary to carry out the terms and conditions of this Agreement and the obligations and duties contemplated thereunder.

Injunction.  Each party agrees that it would be difficult to measure damage to the other party from any breach by either party of this section, and that monetary damages are an inadequate remedy for such breach.  Accordingly, each party agrees that if the other party shall breach the terms of this section, the non-breaching party shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain such breach without showing or proving any actual damage sustained by the breaching party.

Termination

Either party may terminate this Agreement upon the occurrence of any of the following events. Termination may not occur until written notice has been give to the other party and the party has been given sixty (60) days to cure the breach:,

Either party’s failure to perform any of its obligations secured by this Agreement.

Either party’s engaging in any practice with respect to the products, technology and process which is determined to be an illegal or unfair trade practice in violation of any applicable federal, state, provincial or local law, or, which in the opinion of counsel to a party, is an illegal or unfair trade practice in violation of any applicable federal, state, provincial or local law for a period of twenty (20) days after Adaptive has notice of said violation;

Either party’s falsification of any records or reports provided to the other party;

Either party’s failure to act in good faith and in a commercially reasonable manner in connection with its obligations under this Agreement;

Either party’s loss through failure to renew or because of suspension, cancellation or revocation for a period of fifteen (15) days or more, of any Federal, state or local license required by law and necessary in carrying out the provisions of this Agreement.

Any change in Adaptive’ active management, which change, in the opinion of Trans Max, will have a material adverse effect on Trans Max’s ability to market and promote the products.

Any change in Trans Max’s active management, which change, in the opinion of Adaptive, will have a material adverse effect on Adaptive’ ability to market and promote the products.

In the event of termination, the parties may still assert any other remedies against the other that they would have had in the event of a breach of this Agreement.

After the expiration of this Agreement, or termination of this Agreement in accordance with this Section 4, neither party shall have any other rights or obligations in respect of each other except that any such expiration or termination shall be without prejudice to the rights and obligations of the parties in respect to the prospects already leased or developed.

Disputes; Provisions for Arbitration

The parties hereto agree that any dispute shall be arbitrated under the rules of the American Arbitration Association.

Specific Performance

The parties understand and agree that the subject matter and mutual commitments set forth in this Agreement are unique and, for that reason among others, the respective parties will be irreparably damaged in the event that this Agreement is not specifically enforced.  Accordingly, in the event of any breach or default in this Agreement or any of its terms or provisions hereof by any party hereto, the other party hereto shall have the right to demand and have specific performance of this Agreement.

Binding Effect

Except as otherwise expressly provided in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their heirs, personal representatives, successors and assigns.  Each party to this Agreement covenants that he will execute such reasonable documents and perform such reasonable acts as may be required from time to time to carry out the terms and conditions of this Agreement.

Governing Law

This Agreement shall be governed by and interpreted by the laws of the State of Nevada.

Force Majeure

Adaptive shall use its best efforts to fill orders promptly and to meet requested dates of shipment.  Adaptive shall not be liable for delays in delivery or failure to manufacture due to causes beyond its reasonable control, such as acts of God, acts of Trans Max, acts of civil or military authorities, terrorism, fires, strikes, floods, wars, riots and other causes of any similar nature.  Upon the occurrence of a force majeure event, Adaptive shall be excused from any further performance or observance of any such affected obligation for as long as such circumstances prevail and Adaptive continues to attempt to recommence performance to the greatest extent possible without delay.

Notices

All notices provided for by this Agreement shall be made in writing by delivering personally or by mailing of such notice to the parties hereon, registered or certified mail, postage prepaid, at the following addresses or at such other addresses designated in writing by one party to the other:

Adaptive:                      16633 Ventura Blvd
                                     Sixth Floor
                                     Encino, CA 91436

Trans Max:                   7473 West Lake Mead Boulevard,
                                     Las Vegas, Nevada 89128

And

                                      Richard E. Fowlks
                                      Attorney at Law
                                      1607 NE 41st Avenue
                                      Portland, OR  97232

Attorney’s Fees

In the event an action shall be brought by any party hereto to enforce the terms referred to in this Agreement, or any controversy arising therefrom, the prevailing party in each suit shall be entitled to the payment of reasonable attorney’s fees which shall be fixed by the court or the arbitrator.

Remedies

The parties hereto agree and acknowledge that the obligations of the parties described in this Agreement herein are of a unique and special nature and the aggrieved party will not have an adequate remedy at law in the event of failure of a party to abide by such terms and conditions nor will money damages adequately compensate for such injury.  It is, therefore, agreed between the parties that for any violation by the other party of the terms and conditions of this Agreement, a restraining order or an injunction may be issued or a decree of specific performance be ordered by court of equity, in addition to any other right or remedies which the parties may have at law or in equity.

Subject Headings

The subject headings of the paragraphs and subparagraphs of this Agreement are included solely for the purpose of convenience only, and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Amendments

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.

Personal Nature of Agreement; Limitations on Assignment

The benefits of this Agreement may be assigned to an entity or entities which are owned and/or controlled by one or more of the parties hereto.  However, this Agreement is made on a personal level among the parties and each party agrees that, on an individual basis, there will be no substitution or authorization of a third party to become a party to this Agreement or to perform services on behalf of the other party except with the prior written agreement and authorization of all parties to this Agreement.  The parties are very comfortable with their relationship with each other but neither party wants to become involved with a third party without first receiving written notice and giving their prior written consent thereto.

Entire Agreement and Waiver

This Agreement contains the entire Agreement between the parties hereto, and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the parties hereto relating to the subject matter hereof.  There are no other understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement.  There are no representations, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein by any party hereto.  No supplement, modification or termination of any term or condition shall be binding unless executed in writing by the parties to be bound thereby.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or shall constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

Representation of Authority to Execute Agreement

Each party to this Agreement represents that he has full power and authority to execute this Agreement and that the execution of this Agreement is not contrary to any existing security agreement or obligation of the undersigned.

Counterparts

This Agreement may be executed under one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Additional Documents

Both parties agree to execute any additional documents or agreements contemplated by this Agreement or required hereunder.

IN WITNESS WHEREOF, the parties hereto have entered into and caused this Agreement to be executed by persons duly authorized.

Adaptive Propulsion Systems, LLC.                       Trans Max Technologies, Inc.

By: /s/William F. Silhan                                            By:/s/Raymond Brouzes    ______
          William F. Silhan, President                                    Raymond Brouzes, President

        Dated:  August 24, 2004                                       Dated:  August 24, 2004